Exhibit 10.3

M/I Homes
Award Formulas and Performance Goals
Senior Vice President and Chief Financial Officer
Effective January 1, 2006

In accordance with the terms of the M/I Homes 2004 Executive Officer Compensation Plan (the “Plan”), the Compensation Committee (the “Committee”) shall, for each Participant, establish the award formulas and performance goals (as those terms are defined in the Plan) annually to be measured to determine the amount of bonus awards for each Plan Year. The following are the performance goals and award formulas for the 2006 Plan Year for the Chief Financial Officer. As stated in the Plan, the maximum amount that any Executive Officer can receive in one year is 500% of his 2004 base salary.

I.
Net Income: In the event the net income of the Company is at least 75% of previous year’s net income, the Chief Financial Officer will receive 40% of December 31 base salary. 200% will be earned at 100% of previous year’s net income t; and a maximum bonus of 208% will be earned at 10% higher than previous year’s net income.

II.
Return on Beginning Equity (“ROE”): If the ROE of the Company is 10%, the Chief Financial Officer will receive 10% of December 31 base salary, with the amount increasing to a maximum of 52% at 20% ROE.

2006 cash bonus is capped at 250% of 12/31/06 base salary.

PAYMENT

The individual must be employed in this capacity with the Company on the date bonuses are distributed to receive a bonus. No amounts are considered due or payable if the employment relationship with the Company is terminated.

ACKNOWLEDGED:

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Name                                  Date